JOHN HANCOCK INVESTMENT TRUST III
                              101 Huntington Avenue
                                Boston, MA 02199




John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of November 13, 1996 between John Hancock Investment Trust III (the "Trust") and John Hancock Funds, Inc., please be advised that the Trust has established a new series of its shares, namely, John Hancock U.S. Global Leaders Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.           JOHN HANCOCK INVESTMENT TRUST III
                                   On behalf of John Hancock U.S. Global
                                   Leaders Fund



By:      /s/ James V. Bowhers             By:    /s/Maureen R. Ford
         --------------------                    ------------------
         James V. Bowhers                        Maureen R. Ford
         President                               President


Dated:  March 1, 2001


s:\funds\invtriii\us global leaders\us global leaders distribution agt amendment